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                                                                   EXHIBIT 10(f)

                                 LOAN AGREEMENT

     Loan Agreement dated as of August 5, 1996 among THE FRESH JUICE COMPANY, INC., a Delaware corporation, THE FRESH JUICE COMPANY OF FLORIDA, INC., a Florida corporation, the FRESH JUICE COMPANY OF NEW YORK, INC., a New Jersey corporation, each with its chief executive office at 35 Walnut Avenue, Suite 4, Clark, New Jersey 07066 (collectively, the "Borrowers") and FLEET BANK, N.A., a national banking association, having an office at 208 Harristown Road, Glen Rock, New Jersey 07452 (the "Bank").

     The parties hereto hereby agree as follows:

     Section 1.  Definitions.

     1.1 Defined Terms. As used herein the following terms shall have the following meanings:

     "Accounts" shall mean those accounts arising out of the sale or lease of goods or the rendition of services by any Borrower.

     "Account Debtor" shall mean the person who is obligated on or under an Account.

     "Adjusted Equipment Valuation" shall mean 80% of the value of the Equipment as determined by the Equipment Valuation; provided, however, that in the event of the merger of Clear Springs Citrus, Inc. with and into The Fresh Juice Company of Florida, Inc. no later than 30 days after receipt by the Bank of the Equipment Valuation, then, in such event, Adjusted Equipment Valuation shall mean 80% of the value of the Equipment plus 80% of the value of the Clear Springs Equipment.

     "Adjusted Libor Rate" means with respect to any LIBOR Loan Interest Period, the rate per annum at which U.S. dollar deposits are offered by a Reference Bank (as selected by the Bank) in the London interbank market for Eurodollars at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period divided by one minus the Eurodollar Reserve Percentage.

     "Affiliate" as applied to any Person, means any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" shall mean this Loan Agreement, as the same from time to time may be amended, supplemented or modified.

     "Assessment Rate" shall mean for any Interest Period, the net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) then currently charged to the Bank by the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of the bank in the United States during the most recent period for which such rate has been determined prior to the commencement of such Interest Period.

     "Borrowing Base" shall mean (a) 80% of the Borrowers' Eligible Accounts Receivable from time to time outstanding plus (b) the lesser of (i) $1,500,000 or (ii) 50% of the value of the Borrowers' Eligible Inventory from time to time on hand.

     "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit C hereto.

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New Jersey are required or permitted by law to remain closed.

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     "Capital Expenditures" shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interest which are required to be capitalized in accordance with generally accepted accounting principles.

     "Capitalized Lease" shall mean any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

     "Capitalized Lease Obligations" shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Cleanup Laws" shall mean any federal, state or local statute or regulation relating to hazardous or toxic wastes or substances or the removal thereof.

     "Clear Springs Equipment" shall mean all equipment owned by Clear Springs Citrus, Inc. on which the Bank shall receive a security interest in the event of the merger of Clear Springs Citrus, Inc. with and into The Fresh Juice Company of Florida, Inc.

     "Collateral" shall mean the collateral described in Section 9 of this Agreement.

     "Commitment" shall mean the obligation of the Bank to make Revolving Credit Loans to the Borrowers during the Commitment Period pursuant to the terms hereof as such Commitment is described in Section 2.1 hereof and as subject to reduction in accordance with the terms hereof.

     "Commitment Letter" shall mean the letter agreement between the Borrowers and the Bank dated July 24, 1996.

     "Commitment Period" shall mean the period from and including the date hereof to and including the Termination Date or such earlier date as the Commitment shall terminate as provided herein.

     "Contractual Obligations" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     "Controlled" and "Control" shall mean any partnership, corporation or other entity of which the Borrowers, alone, or the Borrowers and/or one or more of their Subsidiaries, either have the power to direct the management thereof or the power to direct at least a majority of the voting interests.

     "Default" shall mean any of the events specified in this Agreement under "Events of Default", whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Deficiency Note" shall mean the Deficiency Note referred to in Section
2.14 hereof. "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

     "Eligible Accounts Receivable" shall mean those Accounts (i) arising in the ordinary course of business to Persons which have been outstanding for not more than 90 days from invoice date, and (ii) have been validly assigned to the Bank and comply with all of the terms, conditions, warranties and representations made to the Bank under this Agreement and the other Loan Documents; but Eligible Accounts Receivable shall not include the following: (a) Accounts with respect to which the Account Debtor is an officer, director, employee, or agent of any Borrower or an Affiliate; (b) Accounts with respect to which the Account Debtor is not domiciled in the United States of America, unless such Account Debtor is domiciled in Canada; (c) Accounts with respect to which the Account Debtor is a federal, state, local or foreign governmental authority unless such governmental authority is the United States of America or any department, agency or instrumentality of the United States, and the Borrowers comply with the Assignment of Claims Act of 1940,

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as amended (31 U.S.C. Section 203 et seq.); (d) all Accounts owing by any
Account Debtor if fifty percent (50%) or more of the Accounts due from such Account Debtor are deemed not to be Eligible Accounts hereunder; (e) Accounts (except for Accounts with Natural Juice of Chicago, which shall be Eligible Accounts Receivable) with respect to which the Account Debtor is a Subsidiary of, Affiliate of, or has common officers or directors with any Borrower; and (f) Accounts with respect to which the Bank does not for any reason have a perfected first priority Lien. References to percentages of all Accounts are based on dollar amount of Accounts, and not number of Accounts.

     "Eligible Inventory" shall mean that portion of the Borrowers' inventory of frozen fresh citrus juice held for sale by the Borrowers, normally and currently saleable in the ordinary course of the Borrowers' business, and which at all times pertinent hereto is of good and merchantable quality, free from defects, as to which the Bank has a perfected first priority Lien, and which is located at the locations set forth in the Security Agreements, and as to which Borrowers have satisfied all terms, conditions, warranties and representations of this Agreement and the other Loan Documents. Eligible Inventory shall be valued at the lower of (a) cost, (b) market value, or (c) the valuation consistent with that employed in the preparation of the financial statements of the Borrowers referred to in this Agreement.

     "Environmental Laws" shall mean any federal, state or local statute or regulation relating to hazardous or toxic wastes or substances or the removal thereof.

     "Equipment" shall mean the equipment comprising part of the Collateral granted to the Bank as security for the Loans; provided, however, Equipment shall not include any equipment subject to any Lien, other than the Lien of the Bank granted pursuant to the Security Agreements, unless such Lien has been subordinated to the Lien of the Bank on terms satisfactory to the Bank, at its sole discretion.

     "Equipment Valuation" shall mean the valuation/appraisal of the Equipment and the Clear Springs Equipment, to be provided by the Borrowers to the Bank in a form acceptable to the Bank, by an appraiser or valuation expert selected by the Bank, and which shall specify the portion of the value attributable to the Equipment and the Clear Springs Equipment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurodollar Loans" shall mean Loans hereunder that bear interest for the Interest Period applicable thereto at a rate of interest based upon the Adjusted Libor Rate.

     "Eurodollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). With respect to increases in the Eurodollar Reserve Percentage, the Adjusted Libor Rate shall be adjusted automatically on and as of the effective date of any such increase.

     "Event of Default" shall mean any of the events specified in this Agreement under "Events of Default", provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Fixed Rate Loans" shall mean any Eurodollar Loans.

     "Fluctuating Rate Loans" shall mean Loans hereunder that bear interest at a rate of interest based upon the Prime Rate.

     "GAAP" shall mean generally accepted accounting principals applied in a manner consistent with that employed in the preparation of the financial statements described in Section 3.1.

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     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

     "Indebtedness" shall mean, with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for such Person's business, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all payment obligations of such Person with respect to interest rate or currency protection agreements, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers' acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), (h) all guarantees of such Person,
(i) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Termination Date and (j) Capitalized Lease Obligations.

     "Insider Shareholders" shall mean the Insider Shareholders referred to in
Section 7.12 hereof.

     "Installment Payment Date" shall mean any date on which all or any portion of the principal amount of the Term Loan is due and payable.

     "Interest Period" shall mean any period during which a Loan bears interest at a fixed rate as elected by the Borrowers in accordance with the terms of this Agreement.

          (a) If any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

          (b) No Interest Period shall extend beyond a stated Maturity Date.

          (c) No portion of the Term Loan shall be continued as or converted into a Fixed Rate Loan with an Interest Period which extends beyond an Installment Payment Date if, after giving effect to the continuation or conversion of such Fixed Rate Loan, the amount payable on any Installment Payment Date would exceed the sum of (i) the aggregate principal amount of the outstanding portion of the Term Loan constituting Fixed Rate Loans with Interest Periods ending prior to such Installment Payment Date and (ii) the aggregate outstanding portion of the Term Loan constituting Fluctuating Rate Loans.

     "Lien" shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     "Loan" or "Loans" shall mean any loan made by the Bank to the Borrowers hereunder whether a Revolving Credit Loan or the Term Loan, and, if applicable, the loan evidenced by the Deficiency Note.

     "Loan Documents" shall mean this Agreement and each document, agreement and instrument executed in connection herewith or pursuant hereto together with each document, agreement and instrument made by any Borrower with or in favor of or owing to the Bank.

     "Maturity Date" shall mean the date that all or a portion of the outstanding principal balance of a Loan is due and payable pursuant to the terms hereof which shall include without limitation (i) with respect to Revolving Credit Loans, the Termination Date, and (ii) with respect to the Term Loan, each Installment Payment Date and the final Maturity Date of the Term Loan.

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     "Notes" shall mean collectively the Revolving Credit Note referred to in
Section 2.2 hereof, the Term Note referred to in Section 2.5 hereof and, if applicable, the Deficiency Note referred to in Section 2.14 hereof.

     "Obligations" shall mean any and all sums owing under the Loan Documents and all other obligations, direct or contingent, joint, several or independent, of any Borrower now or hereafter existing due or to become due to, or held or to be held by the Bank, whether created directly or acquired by assignment or otherwise.

     "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or any other juridical entity, or a government or state or any agency or political subdivision thereof.

     "Plan" shall mean any plan of a type described in Section 4021(a) of ERISA in respect of which any Borrower is an "employer" as defined in Section 3(5) of ERISA.

     "Post Default Rate" shall mean at any time a rate of interest equal to 3% per annum in excess of the rate that would then be applicable to Fluctuating Rate Loans.

     "Prime Rate" shall mean the rate of interest established from time to time by the Bank as its "prime rate".

     "Real Property" shall mean any real property owned or leased by any Borrower or any of their Subsidiaries.

     "Reference Bank" means a bank appearing on the display designated as page "LIBOR" on the Retires Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks); provided that if no such offered rate shall appear on such display, "Reference Bank" shall mean a bank in the London interbank market as selected by the Bank.

     "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

     "Requirements of Law" shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Revolving Credit Loan" shall mean a Loan made pursuant to Section 2.1 hereof.

     "Revolving Credit Note" shall mean the Note referred to in Section 2.2 hereof.

     "Security Agreement(s)" shall mean the Security Agreement(s) referred to in this Agreement.

     "Specified Person" shall mean any Borrower or any of their Subsidiaries.

     "Subsidiary" or "Subsidiaries" of any Person shall mean any corporation or corporations of which the Person alone, or the Person and/or one or more of its Subsidiaries, owns, directly or indirectly, at least a majority of the securities having ordinary voting power for the election of directors.

     "Tangible Net Worth" shall mean the sum of capital surplus, earned surplus and capital stock minus deferred charges, intangibles and treasury stock, all determined in accordance with GAAP.

     "Termination Date" shall mean August 5, 1998 or, if such date is not a Business Day, the Business Day next succeeding such date.

     "Term Loan" shall mean the Loan made pursuant to Section 2.5 hereof.

     "Term Note" shall mean the Note referred to in Section 2.5 hereof.

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     1.2 Accounting Terms.  As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not specifically defined herein shall have the respective meanings given to them under generally accepted accounting principles.

     Section 2.  Amount and Terms of Revolving Credit Commitment and Term Note.

     2.1 Revolving Credit Commitment. Subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans to the Borrowers (the "Revolving Credit Loans"), for the account of the Borrowers from time to time during the Commitment Period of which the aggregate principal amount of Revolving Credit Loans at any one time outstanding shall not exceed the lesser of (a) the Borrowing Base or (b) $2,500,000 (the "Commitment"). During the Commitment Period the Borrowers may use the Commitment for obtaining Loans by borrowing, paying, prepaying in whole or in part and reborrowing on a revolving basis, all in accordance with the terms and conditions hereof. Revolving Credit Loans may be outstanding as either Fixed Rate Loans or Fluctuating Rate Loans.

     2.2 Revolving Credit Note. The Revolving Credit Loans made by the Bank to the Borrowers pursuant to Section 2.1 hereof shall be evidenced by a promissory note of the Borrowers substantially in the form of Exhibit A hereto with appropriate insertions (the "Revolving Credit Note"), payable to the order of the Bank and representing the obligation of the Borrowers to pay the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrowers, with interest thereon as hereinafter prescribed. The Revolving Credit Note shall (i) be dated the date hereof, (ii) be stated to mature on the Termination Date and (iii) bear interest with respect to the unpaid principal balance thereof from time to time outstanding at a rate per annum to be elected by the Borrowers in accordance with the notice provisions set forth in Section
2.3 hereof, and in the case of Fixed Rate Loans for the Interest Period therein specified, equal to 150 basis points in excess of the Adjusted Libor Rate, and in the case of Fluctuating Rate Loans, equal to the Prime Rate (which interest rate will change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in this Agreement. After any stated or accelerated maturity, the Revolving Credit Note shall bear interest at the Post Default Rate set forth in this Agreement.

     2.3 Procedure for Loans. The Borrowers may borrow under the Commitment during the Commitment Period on any Business Day by giving the Bank irrevocable notice of a request for a Loan hereunder (a) in the case of Fixed Rate Loans three (3) Business Days before a proposed borrowing or continuation or conversion and (b) in the case of Fluctuating Rate Loans not less than one (1) nor more than five (5) Business Days before a proposed borrowing or continuation or conversion, setting forth (i) the amount of the Loan requested, which shall not be less than $100,000 in the case of Fixed Rate Loans and $25,000 in the case of Fluctuating Rate Loans (ii) the requested borrowing date or Interest Period commencement date, as the case may be, and (iii) whether the borrowing or Interest Period is to be for a Fixed Rate Loan, Fluctuating Rate Loan or a combination thereof, and (iv) if entirely or partially a Fixed Rate Loan, the length of the Interest Period therefor, which shall be one (1), two (2) or three
(3) months. As used in this Section 2.3, "conversion" shall mean the conversion from one interest rate to another interest rate as more fully described in this Agreement. Such notice shall be written (including, without limitation, via facsimile transmission) and shall be sufficient if received by 1 p.m. on the date on which such notice is to be given. If any such request is sent by facsimile it shall be confirmed in writing sent by the Borrowers to the Bank within two (2) Business Days thereafter. Unless notification is otherwise furnished by the Borrowers to the Bank (in a manner consistent with the requirements of this Section), Loans will be made by credits to any Borrowers' demand deposit account maintained with the Bank. If the Borrowers furnish such notice but no election is made as to the type of Loan or the Interest Period to be applicable thereto, the Loan will automatically then be made as a Fluctuating Rate Loan until such required information is furnished pursuant to the terms hereof. At no time shall there by more than nine (9) Fixed Rate Loans outstanding.

     2.4 Regulatory Changes in Capital Requirements. If any existing or future law, regulation or guideline or the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, imposes, modifies, deems applicable or results in the application of, any

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capital maintenance, capital ratio or similar requirement against loan commitments made by the Bank (or participation therein) or the Bank in anticipation of the effectiveness of any capital maintenance, capital ratio or similar requirement takes reasonable action to enable itself to comply therewith, and the result thereof is to impose upon the Bank or increase any capital requirement applicable as a result of the making or maintenance of the Commitment or participation therein (which imposition of or increase in capital requirements may be determined by the Bank's reasonable allocation of the aggregate of such capital impositions or increases) then, upon demand by the Bank, the Borrowers shall immediately pay to the Bank from time to time as specified by the Bank additional commitment fees which shall be sufficient to compensate the Bank for such impositions of or increases in capital requirements, together with interest on each such amount from the date demanded until payment in full thereof at the Post Default Rate. A certificate setting forth in reasonable detail the amounts necessary to compensate the Bank as a result of an imposition of or increase in capital requirements submitted by the Bank to the Borrowers shall be conclusive, absent manifest error or bad faith, as to the amount thereof. For purposes of this Section, (a) in calculating the amount necessary to compensate the Bank for any imposition of or increase in capital requirements, the Bank shall be deemed to be entitled to a rate of return on capital (after federal, state and local taxes) of fifteen per cent per annum, and (b) all references to the "Bank" shall be deemed to include any participant in the Commitment.

     2.5 Term Loan. The Bank agrees, on the terms and conditions set forth in this Agreement to make a term loan (The "Term Loan") to the Borrowers on the date of this Agreement in the principal amount of $1,100,000. The Term Loan may be outstanding as either Fixed Rate Loans or Fluctuating Rate Loans. The Term Loan shall be evidenced by a promissory note of the Borrowers substantially in the form of Exhibit B hereto with appropriate insertions (the "Term Note") and dated the date hereof. The principal amount of the Term Note shall be payable in sixty (60) consecutive monthly installments, which shall each be in an amount of $18,333.33, with the final installment to be in an amount equal to the then unpaid principal balance, payable on the first day of each month commencing April 1, 1997 until March 1, 2002, when the entire unpaid principal balance of the Term Note together with all interest accrued and unpaid shall be paid in full. The Term Note shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum, to be elected pursuant to the provisions of this Agreement equal to, in the case of Fixed Rate Loans for the Interest Period therein specified, equal to 175 basis points in excess of the Adjusted Libor Rate, and, in the case of Fluctuating Rate Loans, equal to the Prime Rate (which interest rate shall change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360 day year for actual days elapsed and shall be payable as provided in this Agreement. After any stated or accelerated maturity thereof, the Term Note shall bear interest at the Post Default Rate set forth in this Agreement.

     2.6 Continuation and Conversion of Loans. The Borrowers shall have the right at any time on prior irrevocable written or telex notice to the Bank as specified in this Agreement (i) to continue any Fixed Rate Loan into a subsequent Interest Period, (ii) to convert any Fixed Rate Loan into another Fixed Rate Loan with a different Interest Period or a Fluctuating Rate Loan (specifying, in the case of a Fixed Rate Loan, the Interest Period to be applicable thereto), and (iii) to convert any Fluctuating Rate Loan into a Fixed Rate Loan (specifying the Interest Period to be applicable thereto), subject to the following:

          (a) in the case of a conversion of less than all of the outstanding Loans, the aggregate principal amount of Loans converted shall not be less than $100,000 and shall be an integral multiple thereof;

          (b) no Fixed Rate Loan shall be converted at any time other than at the end of an Interest Period applicable thereto; and

          (c) any portion of a Loan maturing or required to be prepaid in less than one (1) month may not be converted into or continued as a Fixed Rate Loan.

In the event that the Borrowers shall not give notice to continue any Fixed Rate Loan into a subsequent Interest Period or convert any such Loan into another Fixed Rate Loan or a Fluctuating Rate Loan, on the last day of the Interest Period thereof, such Loan (unless prepaid) shall automatically be converted into a Fluctuating Rate Loan. The Interest Period applicable to any Fixed Rate Loan resulting from a conversion or continuation shall be specified by the Borrowers in the irrevocable notice delivered by the Borrowers pursuant to this Agreement; provided, however, that, if such notice does not specify either the type of Loan or the

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Interest Period to be applicable thereto, the Loan shall automatically be converted into, or continued as, as the case may be, a Fluctuating Rate Loan until such required information is furnished pursuant to the terms hereof. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and is continuing, no Fixed Rate Loan may be continued into a subsequent Interest Period and no Fluctuating Rate Loan may be converted into a Fixed Rate Loan.

     2.7 Prepayment.

     (a) Voluntary. The Borrowers may prepay any Fluctuating Rate Loan in whole or in part without premium or penalty; provided, however, that each partial prepayment on account of any Fluctuating Rate Loan shall be in an amount not less than $25,000. Except as provided otherwise in this Agreement, the Borrowers may not prepay any Fixed Rate Loan prior to the last day of the Interest Period therefor. Any amount prepaid on account of a Revolving Credit Loan may be reborrowed in accordance with the provisions of Section 2.1 hereof. Such payment shall be applied by the Bank first to repayment of Fluctuating Rate Loans, then to repayment of Fixed Rate Loans. Any partial prepayment of the Term Loan shall be applied to the last maturing installments in inverse order of their respective maturities.

     (b) Mandatory. If, at any time, the aggregate outstanding principal balance of Revolving Credit Loans exceeds the Borrowing Base, within five (5) days after receipt by the Borrower of notice from the Bank that there exists such excess, the Borrowers shall make payment to the Bank in an amount equal to such excess together with any amounts payable pursuant to Section 2.11 in connection therewith. Such payment shall be applied by the Bank first to repayment of Fluctuating rate Loans, then to repayment of Fixed Rate Loans. Any partial prepayment of the Term Loan shall be applied to the last maturing installments in inverse order of their respective maturities.

     Each prepayment shall be made together with payment of accrued interest on the amount prepaid to and including the date of prepayment.

     2.8 Interest Payments; Manner of Payments; Rate After Default; Schedule to Note.

          (a) Interest accrued on each Loan shall be payable on:

             (i) the Maturity Date of such Loan (excluding any Installment Payment Date unless interest would otherwise be payable on such Installment Payment Date pursuant to subsections (ii) - (v) below);

             (ii) with respect to any portion of any Loan repaid or prepaid pursuant to this Agreement, the date of such repayment or prepayment, as the case may be;

             (iii) with respect to that portion of the outstanding principal amount of all Loans maintained as Fluctuating Rate Loans, the first day of each month, commencing with the first such date following the date of the making of such Loans;

             (iv) with respect to that portion of the outstanding principal amount of all Loans maintained as Eurodollar Loans, the last day of each applicable Interest Period, but in no event more frequently than monthly;

             (v) with respect to that portion of the outstanding principal amount converted into Fluctuating Rate Loans or Fixed Rate Loans on a day when interest would not otherwise have been payable pursuant to Subsections (a)(iii) or (a)(iv), the date of such conversion.

          (b) All payments (including prepayments) to be made by the Borrowers on account of principal or interest with respect to any Loan or on account of fees or any other obligations of the Borrowers to the Bank hereunder shall be made to the Bank at the office of the Bank set forth in Section
     10.1 hereof or at such other place as the Bank may from time to time designate in writing in lawful money of the United States of America in immediately available funds. The Borrowers hereby authorize and direct the Bank to charge any account of any Borrower maintained at any office of the Bank for any such payments; provided, however, the Bank shall first charge such account, if any, designated in writing by the Borrowers, prior to charging any other accounts of any Borrower. Subject to the provisions of subparagraph (a) in the definition of Interest Period set forth in Section
     1.1 hereof, if any payment to be so made hereunder, or under either Note, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, to the extent permitted by applicable law, interest thereon shall be payable at the then applicable rate during such extension.

          (c) Upon and following an Event of Default, all Loans, and any and all accrued and unpaid interest, fee or amount due hereunder, to the extent permitted by applicable law, shall bear interest (payable on demand, and in any event on the last day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) (i) in all cases other than Fixed Rate Loans at the Post Default Rate until paid and (ii) in the case of Fixed Rate Loans at a rate which shall be the greater of the Post Default Rate or 3% per annum in excess of the rate applicable to such Fixed Rate Loan until the expiration of the Interest Period applicable to such Loan, at which time the Loan will automatically be converted into a Fluctuating Rate Loan and until paid shall bear interest at the Post Default Rate. In no event, however, shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law. The obligation to so pay interest upon any obligation of the Borrowers to the Bank shall not be construed so as to waive the requirement for payment on the same date that payment is to be made to the Bank as set forth in this Agreement.

          (d) The Borrowers hereby expressly authorize the Bank to record on the schedule attached to the Revolving Credit Note the amount and date of each Revolving Credit Loan, the rate of interest thereon, the date and amount of each payment of principal and the unpaid principal balance; provided, however, that the failure of the Bank to make any such notation shall not in any manner affect the obligation of the Borrowers to repay any Loan in accordance with the terms hereof. All such notations shall be presumed to be correct.

     2.9 Use of Proceeds. The proceeds of Loans hereunder shall be used to refinance the Borrowers' term loan from Chemical Bank, N.A. and to finance working capital requirements and general business purposes of the Borrowers.

     2.10 Increased Costs. If the Bank determines that the effect of any applicable law or government regulation, guideline or order or the interpretation thereof by any Governmental Authority charged with the administration thereof (such as, for example, a change in official reserve requirements which the Bank is required to maintain in respect of loans or deposits or other funds procured for funding such loans) is to increase the cost to the Bank of making or continuing Fixed Rate Loans hereunder or to reduce the amount of any payment of principal or interest receivable by the Bank thereon, then the Borrowers will pay to the Bank on demand such additional amounts as the Bank may determine to be required to compensate the Bank for such additional costs or reduction. Any additional payment under this section will be computed from the effective date at which such additional costs have to be borne by the Bank. A certificate as to any additional amounts payable pursuant to this Section setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrowers shall pay any amounts so certified to it by the Bank within 10 days of receipt of any such certificate. For purposes of this Section, all references to the "Bank" shall be deemed to include any participant in the Commitment and/or loans.

     2.11 Indemnities. The Borrowers hereby indemnify the Bank against any and all loss and reasonable expenses which the Bank may sustain or incur as a consequence of any of the following:

          (a) default in payment of the principal amount of any Fixed Rate Loan or any part thereof or interest accrued thereon, or any other amount due in connection with the Loan Documents;

          (b) the occurrence of any other Default under this Agreement; or

          (c) the failure of the Borrowers to borrow a Fixed Rate Loan after sending notice of the amount and requested interest rate with respect to the making of any such Loan;

          (d) the receipt or recovery by the Bank of all or any part of a Fixed Rate Loan on any date other than an Installment Payment Date or prior to the maturity or the last day of the Interest Period thereof (whether by prepayment, acceleration or otherwise); or

          (e) the conversion, prior to the last day of an applicable Interest Period, of one type of Fixed Rate Loan into another type of Fixed Rate Loan or into a Fluctuating Rate Loan.

Without limiting the effect of the foregoing, the amount to be paid by the Borrowers to the Bank in order to so indemnify the Bank for any loss occasioned by any of the events described in the preceding paragraph, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to the Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such Fixed Rate Loan at the rate of interest applicable to such Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to a Default) over (ii) the amount of interest which would be earned by the Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum determined by the Bank as the rate it would bid in the London interbank market for a deposit of eurodollars in an amount approximately equal to such principal amount for a period of time comparable to the Indemnity Period.

     A certificate as to any additional amounts payable pursuant to this Section setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrowers shall pay any amounts so certified to it by the Bank within 10 days of receipt of any such certificate. For purposes of this Section, all references to the "Bank" shall be deemed to include any participant in the Commitment and/or Loans.

     2.12 Alternate Rate of Interest. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Bank shall have determined (i) that dollar deposits in the amount of the requested principal amount of such Eurodollar Loan are not generally available in the London Interbank Market, (ii) that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining such Eurodollar Loan during such Interest Period, or (iii) that reasonable means do not exist for ascertaining the Adjusted Libor Rate, the Bank shall, as soon as practicable thereafter, give written or telex notice of such determination to the Borrowers. In the event of any such determination, until the circumstances giving rise to such notice no longer exist, no Eurodollar Loans will be made hereunder. Each determination by the Bank hereunder shall be conclusive absent manifest error.

     2.13 Change in Legality.

          (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Bank to make or maintain any Eurodollar Loan, then, by written notice to the Borrowers, the Bank may:

             (i) declare that Eurodollar Loans will not thereafter be made by the Bank hereunder, whereupon the Borrowers shall be prohibited from requesting Eurodollar Loans from the Bank hereunder unless such declaration is subsequently withdrawn; and

             (ii) require that all outstanding Eurodollar Loans made by it be converted to Fluctuating Rate Loans, in which event (x) all such Eurodollar Loans shall be automatically converted to Fluctuating Rate Loans as of the effective date of such notice as provided in paragraph
        (b) below and (y) all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Fluctuating Rate Loans resulting from the conversion of such Eurodollar Loans.

          (b) For purposes of this Section, (i) a notice to the Borrowers by the Bank pursuant to paragraph (a) above shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the day of receipt by the Borrowers and (ii) all references to the "Bank" shall be deemed to include any participant in the Commitment and/or the loans.

     2.14 Deficiency Note. On or before September 6, 1996, the Borrowers shall have delivered to the Bank the Equipment Valuation. In the event the outstanding principal amount of the Term Loan exceeds the Adjusted Equipment Valuation, then Borrowers shall execute a deficiency note similar in form to the Term Note (the "Deficiency Note"), in an amount equal to the difference between the outstanding principal amount of the Term Loan and the Adjusted Equipment Valuation, as determined on the date of the Equipment Valuation. The Borrowers agree to execute the Deficiency Note within 30 days after receipt by the Bank of the Equipment Valuation, together with a modification of the Term Note, and such other agreements, documents, certifications and affidavits reasonably required by the Bank in connection therewith, including, but not limited to, corporate resolutions approving the transaction contemplated. The principal amount of the Deficiency Note shall be payable in thirty six (36) consecutive monthly installments, which shall each be in an amount equal to 1/36 of the Deficiency Note, with the final installment to be in the amount equal to the then unpaid principal balance, payable on the first day of the month following the seventy fifth day (or such earlier date selected by the Borrowers) after receipt by the Bank of the Equipment Valuation, and on the first day of each month thereafter until the third anniversary of the Deficiency Note, when the entire unpaid principal balance of the Deficiency Note together with all interest accrued and unpaid shall be paid in full. The Deficiency Note shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum, to be elected pursuant to the provisions of this Agreement equal to, in the case of Fixed Rate Loans for the Interest Period therein specified, equal to 175 basis points in excess of the Adjusted Libor Rate, and, in the case of Fluctuating Rate Loans, equal to the Prime Rate (which interest rate shall change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360 day year for actual days elapsed and shall be payable as provided in this Agreement. After any stated or accelerated maturity thereof, the Deficiency Note shall bear interest at the Post Default Rate set forth in this Agreement. In the event the merger of Clear Springs Citrus, Inc. with and into The Fresh Juice Company of Florida, Inc. occurs after the date of execution of the Deficiency Note, but prior to the due date of the first payment under the Deficiency Note, the Bank and the Borrowers shall modify the Deficiency Note, if necessary, to take into account any change in the Adjusted Equipment Valuation.

     Section 3.  Representations And Warranties.

     In order to induce the Bank to enter into this Agreement and to make the financial accommodations herein provided for, the Borrowers hereby covenant, represent and warrant to the Bank that:

     3.1 Financial Condition. The consolidated balance sheet of the Borrowers as at November 30, 1995, and the related consolidated statements of operations and retained earnings and cash flows for the fiscal year ended on such date, certified by KPMG Peat Marwick L.L.P., copies of which certified statements have heretofore been furnished to the Bank, are complete and correct and present fairly the financial condition of the Borrowers as at such date, and the results of its operations and changes in financial position for the fiscal year then ended. Such certified financial statements, including schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles. The Borrowers do not have any material contingent obligations, contingent liabilities or liabilities for taxes, long-term leases or unusual forward or long-term commitments, which are not reflected in the foregoing certified statements or in the notes thereto. Since the date of the aforementioned financial statements, there has been no material adverse change in the business operations, assets or financial or other condition of the Borrowers.

     3.2 Corporate Existence; Compliance with Law. Each Borrower and each of their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, and to conduct the business in which it is currently engaged, (c) is duly qualified or is in the process of qualifying as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business require such qualification, and (d) is in compliance with all Requirements of Law; except to the extent that the failure to so qualify as a foreign corporation as required by clause (c) of this Section or to comply with all Requirements of Law as required by clause (d) of this Section could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of any such Person, and could not materially adversely affect the ability of any Borrower to perform its obligations under this Agreement, the Notes and its Security Agreement.

     3.3 Corporate Power; Authorization; Enforceable Obligations. Each Borrower has the corporate power and authority and the legal right to make, execute, deliver and perform its obligations under this Agreement, its Security Agreement and the Notes, and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, its Security Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement, its Security Agreement and the Notes. No consent or authorization of, filing with, or other act by or in respect of any other Person (including stockholders and creditors of such Borrowers) or any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, its Security Agreement or the Notes. This Agreement, its Security Agreement and the Notes will be duly executed and delivered on behalf of each Borrower and this Agreement, its Security Agreement and the Notes, when executed and delivered, will each constitute a legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

     3.4 No Legal Bar. The execution, delivery and performance of this Agreement, the Security Agreements and the Notes and the borrowings hereunder and the use of the proceeds thereof by the Borrowers, will not violate any Requirement of Law or any Contractual Obligation of any Borrower, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation except those in favor of the Bank provided herein.

     3.5 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending by or against any Specified Person or against any of their properties or revenues (a) with respect to this Agreement, the Security Agreements, the Notes, or any of the transactions contemplated hereby or thereby, or (b) which if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of any Borrower and its Subsidiaries except for the matter entitled Washington Natural Foods & Co. v. Fresh Pik'T Natural Foods, Inc., et al. (case No. 941-6077-PM) in the U.S. Bankruptcy Court (D. Md), wherein the amount at issue is less than $260,000.

     3.6 No Default. No Specified Person is in default under or with respect to any Contractual Obligation in any respect which could be materially adverse to the business, operations, property or financial or other condition of the Borrowers or any of their subsidiaries, or which could materially and adversely affect the liability of any Borrower to perform its obligations under this Agreement, its Security Agreement or the Notes. No Default or Event of Default has occurred and is continuing.

     3.7 No Burdensome Restrictions. No Contractual Obligation of any Specified Person and no Requirement of Law materially adversely affects, or insofar as the Borrowers may reasonably foresee may so affect, the business, operations, property or financial or other condition of any such Specified Person.

     3.8 Taxes. Each Borrower has filed or caused to be filed all tax returns which to the knowledge of such Borrower are required to be filed, and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property, except for the State of Florida tangible tax return of The Fresh Juice Company of Florida, Inc., which such Borrower agrees to file within sixty (60) days hereof.

     3.9 Federal Regulations. No Borrower is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans hereunder will be used "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

     3.10 Environmental Matters.

          (a) To the best knowledge of each Borrower, after due inquiry, none of the Real Property contains, or has previously contained, any hazardous or toxic waste or substances or underground storage tanks.

          (b) To the best knowledge of each Borrower, after due inquiry, the Real Property is in compliance with all applicable federal, state and local environmental standards and requirements affecting such Real Property, and there are no environmental conditions which could interfere with the continued use of the Real Property.

          (c) Neither the Borrowers nor any of their Subsidiaries have received any notices of violations or advisory action by regulatory agencies regarding environmental control matters or permit compliance.

          (d) To the best knowledge of each Borrower, after due inquiry, no hazardous waste has not been transferred from any of the Real Property to any other locations which are not in compliance with all applicable environmental laws, regulations or permit requirements.

          (e) With respect to the Real Property, there are no proceedings, governmental administrative actions or judicial proceedings pending or, to the best knowledge of any Borrower, contemplated under any federal, state or local law regulating the discharge of hazardous or toxic materials or substances into the environment, to which any Borrower or any of their Subsidiaries is named as a party.

Section 4.  Conditions Precedent.

     4.1 Conditions to Initial Extension of Credit. The obligation of the Bank to make the initial extension of credit to the Borrowers hereunder is subject to the satisfaction of the following conditions precedent:

          (a) Notes and Agreements. The Bank shall have received the Revolving Credit Note and the Term Note conforming to the requirements hereof and duly executed by the Borrowers.

          (b) Security Agreements. The Bank shall have received a Security Agreement from each Borrower, together with UCC-1 financing statements executed by each such entity in favor of the Bank.

          (c) Borrowing Base Certificate. The Bank shall have received and satisfactorily reviewed a Borrowing Base Certificate as set forth in
     Section 5.2 (f) hereof.

          (d) Legal Opinion. The Bank shall have received a favorable opinion of counsel to the Borrowers. Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement as the Bank shall reasonably require.

          (e) Certificates and Resolutions. The Bank shall have received (i) copies of the resolutions of the board of directors of each Borrower authorizing the execution, delivery and performance of this Agreement and the Loan Documents certified by the Secretary or an Assistant Secretary of such corporation; and (ii) a certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of each such corporation authorized to sign any and all documents to be delivered by each such corporation or as required or contemplated hereunder.

          (f) Commitment Letter. The Borrowers shall have satisfied all the terms and conditions of the Commitment Letter.

          (g) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank and its counsel.

     4.2 Conditions to All Extensions of Credit. The obligation of the Bank to make any Loan (including the initial Loan) to be made by it hereunder is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties made by the Borrowers herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith, shall be correct on and as of the borrowing date for such extension of credit as if made on and as of such date.

          (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date an extension of credit is to be made or after giving effect to the extension of credit to be made on such date.

          (c) Compliance with Borrowing Base. After taking into account the Loan or extension of credit to be made, all outstanding extensions of credit together with the requested extension of credit shall not exceed the Borrowing Base.

     Each borrowing by the Borrowers hereunder shall constitute a representation and warranty by each Borrower as of the date of each such borrowing that the conditions in clauses (a), (b) and (c) of this Section have been satisfied.

     Section 5.  Affirmative Covenants.

     Each Borrower hereby agrees that, so long as the Commitment remains in effect, any Note remain outstanding and unpaid, or any other amount is owing to the Bank hereunder, each Borrower will and will cause each Specified Person as applicable to:

     5.1 Corporate Existence and Qualification. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business. In the event of dispute between any Borrower and the Bank as to when qualification is necessary, the decision of the Bank shall control.

     5.2 Financial Information and Compliance Certificates.

          (a) Keep its books of account in accordance with good accounting practices and furnish to the Bank (i) within 90 days after the last day of each of its fiscal years, the consolidated balance sheets of the Borrowers and their Subsidiaries as at such last day of the fiscal year and consolidated statements of income and retained earnings and cash flows for such fiscal year each prepared in accordance with GAAP and certified by a firm of independent certified public accountants satisfactory to the Bank;
     (ii) within 90 days after the last day of each of its fiscal years, the consolidating balance sheets of the Borrowers and their Subsidiaries as at such last day of the fiscal year and consolidating statements of income and retained earnings and cash flows for such fiscal year each prepared in accordance with GAAP by a firm of independent certified public accountants satisfactory to the Bank; (iii) within 45 days after the close of each fiscal half-year consolidated and consolidating balance sheets, statements of income and retained earnings and cash flows of the Borrowers and their Subsidiaries as of the last day of and for such half-year and for the period of the fiscal year ended as of the close of the fiscal half-year, each prepared in accordance with GAAP on a compilation basis by a firm of independent certified public accountants satisfactory to the Bank; and (iv) within 45 days after the close of each of the first and third quarters of each fiscal year consolidated balance sheets, statements of income and retained earnings and cash flows of the Borrowers and their Subsidiaries as of the last day of and for such quarter and for the period of the fiscal year ended as of the close of the particular quarter, all such quarterly statements to be in reasonable detail, and certified by the chief financial or accounting officer of the Borrowers as having been prepared in accordance with GAAP (subject to year-end adjustments). The Borrowers will also, with reasonable promptness, furnish such other data as may be reasonably requested by the Bank and will at all times and from time to time permit the Bank by or through any of its officers, agents, employees, attorneys or accountants to inspect and make extracts from such Borrowers' books and records at reasonable times and upon prior written notice given by the Bank to the Borrowers.

          (b) Within thirty (30) days after the end of each fiscal quarter, deliver a certificate of the chief financial or accounting officer of the Borrowers evidencing a computation of compliance with the provisions of
     Section 6 hereof and stating that in each case except as disclosed in such certificate, the person making such certificate has no knowledge of any Default or Event of Default. Together with their delivery of annual certified financial statements, the Borrowers' certified public accountants shall also deliver such a certificate, which shall be addressed to the Borrowers and the Bank.

          (c) Prior to the first extension of credit hereunder and from time to time as requested by the Bank, provide the Bank with a written acknowledgment, in form and substance satisfactory to the Bank, from the Borrowers' accountant preparing the Borrowers' fiscal year-end financial statements acknowledging that the Bank is relying on the accountant s professional accounting services to the Borrowers and the Borrowers knowledge of the Bank's reliance.

          (d) Deliver to the Bank an accounts receivable agings, an accounts payable agings and inventory report (all prepared and certified by the chief financial officer of the Borrowers) (i) monthly, provided there are Revolving Credit Loans outstanding at any time during such month, otherwise quarterly (not later than 30 days after the last day of each month or quarter, as the case may be, from the date hereof through May 31, 1997 and thereafter not later than twenty one (21) days after the last day of each month or quarter, as the case may be), covering the period ending the last day of the immediately preceding month or quarter, as the case may be, and
     (ii) on the date a Loan is requested, covering the period commencing with the first day of the month such Loan is requested through the date thereof.

          (e) Within ten (10) days of any officer of any Borrower obtaining knowledge of any Default, if such Default is then continuing, Borrowers shall furnish to the Bank a certificate of the chief financial or accounting officer of the Borrowers setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto.

          (f) Deliver to the Bank a Borrowing Base Certificate indicating a computation of the Borrowing Base (i) monthly, provided there are Revolving Credit Loans outstanding (not later than fifteen (15) days after the last day of each month) covering the period ending the last day of the immediately preceding month, and (ii) on the date a Loan is requested, covering the period commencing with the first day of the month such Loan is requested through the date thereof.

          (g) Within ninety (90) days after the last day of each of each of their fiscal year ends, quarterly financial projections for the Borrowers on a consolidating basis, in a form satisfactory to Lender, covering the next fiscal year.

          (h) Promptly after the sending or filing thereof, but in no event later than thirty (30) days thereafter, copies of all proxy statements, financial statements, and reports which any Borrower or any Subsidiary sends to its shareholders, and copies of all regular, periodic, and special reports, and all registration statements which any Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

          (i) Within fifteen (15) days after the preparation thereof, deliver to the Bank a copy of any private placement memorandum and any other relevant agreements, documents, or information related thereto prepared by an investment bank or any other Person in connection therewith.

          (j) Deliver to the Bank such other information respecting the condition or operations, financial or otherwise, of any Borrower or any Subsidiary as the Bank may from time to time reasonably request.

     5.3 Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any Borrower operate and naming the Bank as an additional insured and loss payee thereon as its interest may appear under a lender's loss payable endorsement.

     5.4 Preservation of Properties; Compliance with Law. Maintain and preserve all of its properties which are used or which are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply with all Requirements of Law.

     5.5 Taxes. Duly pay and discharge all taxes or other claims which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor.

     5.6 Maintain Operating Accounts. Except for The Fresh Juice Company of Florida, Inc., maintain all of its primary operating and deposit accounts with the Bank; provided, however, any monies in excess of $750,000 may be maintained at another bank or financial institution.

     5.7 Notice of Litigation. Promptly notify the Bank in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of Fifty Thousand ($50,000) Dollars, affecting any Borrower or any Subsidiary whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

     5.8 Indemnity (Environmental Matters). Indemnify the Bank against any liability, loss, cost, damage, or expense (including, without limitation, reasonable attorneys' fees) arising from (i) the imposition or recording of a lien by any local, state, or federal government or governmental agency or authority pursuant to any Cleanup Laws; (ii) claims of any private parties regarding violations of Cleanup Laws; and (iii) costs and expenses (including, without limitation, reasonable attorneys' fees and fees incidental to the securing of repayment of such costs and expenses) incurred by any Specified Person or the Bank in connection with compliance by any Specified Person or the Bank with any statute, regulation or order issued pursuant to any Cleanup Laws by any local, state or federal government or governmental agency or authority.

     Section 6.  Financial Covenants.

     Each Borrower hereby agrees that, so long as the Commitment remains in effect or any Note remains outstanding and unpaid, or any other amount is owing to the Bank hereunder, each Borrower and their Subsidiaries on a consolidated basis will:

     6.1 Debt to Worth Ratio. Maintain at all times, to be tested quarterly, during the periods designated below a ratio of total consolidated liabilities to consolidated Tangible Net Worth in a proportion not more than that set forth opposite each such period:

                    PERIOD                           MAXIMUM
-----------------------------------------------      DEBT TO
       FROM                  THROUGH               WORTH RATIO
------------------ ----------------------------    -----------
Date hereof        -- November 29, 1997            1.50 to 1.0
November 30, 1997  -- November 29, 1998            1.35 to 1.0
November 30, 1998  and at all times thereafter     1.25 to 1.0

(total consolidated liabilities to be determined in accordance with GAAP).

     6.2 Minimum Debt Service Coverage Ratio. Maintain at all times for the periods designated below, calculated on a rolling four (4) quarter basis, to be tested quarterly, a ratio of (i) net profit before taxes plus depreciation, amortization, interest expense and lease/rent expense minus unfunded Capital Expenditures and dividends to (ii) the current portion of long term debt plus interest expense and lease/rent expense (exclusive of the $600,000 in Capital Expenditures related to the expansion of the Winter Haven facility) ("long term debt" means indebtedness for borrowed money which by its terms matures more than 12 months after the date incurred or if maturing sooner, the maturity thereof may be extended at the option of the debtor beyond such 12 month period) in a proportion not more than that set forth opposite each such period:

                    PERIOD                            MAXIMUM
-----------------------------------------------     DEBT SERVICE
       FROM                  THROUGH               COVERAGE RATIO
------------------ ----------------------------    --------------
February 28, 1997  -- August 31, 1997               1.15 to 1.0
September 1, 1997  and at all times thereafter      1.25 to 1.0

     Section 7.  Negative Covenants.

     Each Borrower hereby agrees that, so long as the Commitment remains in effect or any Note remains in effect or any Note remains outstanding and unpaid, or any other amount is owing to the Bank hereunder it will not, nor will it permit any of its Subsidiaries, without the prior written consent of the Bank, in its sole and absolute discretion, to:

     7.1 Indebtedness. Incur, or permit to exist, any Indebtedness in an amount greater than $500,000 in any fiscal year on a non-cumulative basis, including any Indebtedness incurred in connection with any merger or acquisition, except
(i) Indebtedness incurred pursuant to borrowings hereunder and under any other loans made by the Bank in its discretion to the Borrowers or any Subsidiary,
(ii) Indebtedness existing on the date hereof and reflected in the financial statements referred to in Section 3.1 hereof, (iii) Indebtedness assumed in connection with a merger or acquisition, and (iv) Indebtedness in the form of a guarantee in an aggregate amount less than or equivalent to $500,000 at any time outstanding.

     7.2 Mergers, Acquisitions and Sales of Assets. Enter into any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets (other than sales of inventory and obsolescent equipment in the ordinary course of business) or acquire by purchase or otherwise the business or assets of, or stock of, another business entity; except that (i) any Subsidiary may merge into or consolidate with any other Subsidiary which is wholly-owned by the Borrowers,
(ii) any Borrower or Subsidiary which is wholly-owned by any Borrower may merge with or consolidate into a Borrower or other wholly-owned Subsidiary of any Borrower, with the reasonable consent of the Bank, provided that the surviving corporation, if not a Borrower, executes and delivers a modification to this Agreement, the Notes, and such other security agreements, UCC-1 financing statements and other documents, certificates and agreements reasonably required by the Bank to protect its interests, all at the sole cost and expense of the Borrowers, and (iii) the Borrowers may acquire by merger, purchase of assets or otherwise, the business or assets of another business entity having an aggregate purchase price (including cash, assumption of indebtedness, stock and any other consideration) less than $5,000,000. The Bank acknowledges that Borrowers' are contemplating the acquisition of a business that may involve the assumption of debt in contravention of the foregoing covenant. The Bank agrees to review the written details of this transaction when available and to reasonably (for this transaction only) consider the granting of its consent to the proposed transaction.

     7.3 Loans; Investments. Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000, (ii) accounts receivable arising out of sales of inventory in the ordinary course of business, and (iii) a loan(s) to Clear Springs Citrus, Inc. in an amount less than or equivalent to $500,000 at any time outstanding from the date hereof through October 15, 1996.

     7.4 Liens. Create, assume or permit to exist, any Lien on any of its property or assets now owned or hereafter acquired, including, but not limited to the Winter Haven, Florida facility, except (i) Liens in favor of the Bank;
(ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iii) Liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles; and (iv) Liens on Real Property in an aggregate amount less than or equal to $500,000.

     7.5 Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the obligations of any Person in an aggregate amount greater than $500,000 at any time outstanding, excluding however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

     7.6 Sales of Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Borrowers, with or without recourse, except for the purpose of collection in the ordinary course of business.

     7.7 Nature of Business.  Materially alter the nature of its business.

     7.8 ERISA. (i) Terminate any Plan so as to result in any material liability to the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (the "PBGC"), (ii) engage in or permit any person to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject a Borrowers to any material tax, penalty or other liability, (iii) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

     7.9 Accounting Changes. Make, or permit any Subsidiary to make any change in their accounting treatment or financial reporting practices except as required or permitted by GAAP in effect from time to time.

     7.10 Transactions with Affiliates. Except as otherwise specifically set forth in this Agreement, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm's-length transaction with a non-affiliated third party.

     7.11 Changes in Management or Ownership. Make or permit to exist any material change in the management or ownership of any Borrower. A material change in management shall be deemed to have occurred if any two (2) of Steven
M. Bogen, Steve Smith or Mark Feldman are not in positions with any Borrower having at least equal or greater responsibility relative to the positions such individuals hold as of the date hereof. A material change of ownership shall be deemed to have occurred (i) in the event Steven M. Bogen, Steve Smith, Mark Feldman, Brian Duffy, Albert Rountree, IV and Daniel Petry (the "Insider Shareholders") shall fail to collectively own at least 20% of the outstanding common stock of The Fresh Juice Company, Inc.; or (ii) in the event any Person shall beneficially own at any time a greater percentage of the issued and outstanding common stock of the Fresh Juice Company, Inc. than the percentage collectively owned by the Insider Shareholders.

     7.12 Liens on Assets of Clear Springs Citrus, Inc. Create, assume or permit to exist or allow any Person to create, assume or permit to exist, any Lien on any of the property or assets of Clear Springs Citrus, Inc., except for the Lien in favor of H. Stuart Hall on specific pieces of equipment previously disclosed to the Bank.

     Section 8.  Events of Default.

     Upon the occurrence and during the continuance of any of the following events (each an Event of Default):

          (a) Borrowers shall fail to pay any interest on or principal of any of the Notes when due, or shall fail to pay any other amount payable hereunder or an Event of Default shall have occurred under any other Loan Document; or

          (b) Any representation or warranty made or deemed made by any Borrower herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been false in any material respect on or as of the date made or deemed made; or

          (c) Any Borrower shall default in the observance or performance of any covenant or provision contained in Sections 5 or 7 hereof and such default shall continue unremedied for a period of 10 days; or

          (d) Any Borrower shall default in the observance or performance of any covenant or provision contained in Section 6 hereof; or

          (e) Any Specified Person shall (i) default in any payment of any indebtedness for borrowed money (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created, provided that the aggregate amount of such indebtedness exceeds $100,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause or permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such indebtedness to become due prior to its stated maturity; or

          (f) (i) Any Specified Person shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Specified Person shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Specified Person any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Specified Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall have not been vacated, discharged, or stayed or bonded pending appeal within 20 days from the entry thereof; or (iv) any Specified Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) of this Section 8(f); or (v) any Specified Person shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) any Specified Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for 10 days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (iv) any Plan shall terminate for purposes of Title IV of ERISA, and in each case in clauses (i) through (iv) above, such event or condition could subject any Borrower to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations or property of such Borrowers; or

          (h) the rendition by any court of a final judgment or judgments in an aggregate amount in excess of $100,000 against any Specified Person which shall not be satisfactorily stayed, discharged, vacated or set aside within 60 days of the making thereof; or the attachment of any property of any Specified Person which has not been released or provided for to the reasonable satisfaction of the Bank within 60 days after the making thereof; or

          (i) any of the Liens created and granted pursuant to the Security Agreements shall fail to be valid, first, perfected Liens subject to no prior or equal Lien except as permitted by this Agreement; or

          (j) Any Borrower shall default in the observance or performance of any other provision contained in this Agreement and such default shall continue unremedied for a period of 10 days;

then, in any such event, any or all of the following actions may be taken: (i) the Bank may, at its option, declare the Commitment to be terminated forthwith, whereupon the Commitment and all obligations to the Bank to make Loans for the Borrowers shall immediately terminate; (ii) the Bank may, at its option, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable and the same, and all interest accrued thereon, shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, anything contained herein or in any instrument evidencing the Loans to the contrary notwithstanding.

     Section 9.  Collateral Security.

     9.1 General Loan and Collateral Agreement. As collateral security for the payment of the Obligations, the Borrowers hereby grant to the Bank a lien on and security interest in any and all deposits or other sums at any time credited by or due from the Bank to the Borrowers, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrowers, and the proceeds thereof, now or hereafter held or received by or in transit to the Bank from or for the Borrowers, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence of any Event of Default be set-off, appropriated and applied by the Bank against any of the Obligations whether or not such Obligations are then due or are secured by any collateral, or, if they are so secured, whether or not such collateral held by the Bank is considered to be adequate.

     9.2 Additional Collateral Security. In addition to the collateral described in Section 9.1 hereof, payment of the Obligations is also secured by a first priority security interest in all collateral described in the Security Agreements of the Borrowers whether now owned or hereafter acquired, as provided in Security Agreements executed or to be executed and delivered by the Borrowers to the Bank.

     Section 10.  Miscellaneous.

     10.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing unless otherwise expressly provided herein and shall be deemed to have been duly given or made when delivered by hand, or by telegram or telecopy, or when deposited in the mail addressed as follows, or to such address as may be hereafter notified in writing by the respective parties hereto and any future holders of any Note:

The Borrowers:   The Fresh Juice Company, Inc.
                 The Fresh Juice Company of Florida, Inc.
                 The Fresh Juice Company of New York, Inc.
                 35 Walnut Avenue, Suite 4
                 Clark, New Jersey 07066
                 Attn: Mark Feldman
                 Fax: 908-388-2954
with a copy to:  Bourne, Noll & Kenyon
                 282 Springfield Avenue
                 Summit, New Jersey 07901
                 Attn: Craig M. Lessner, Esq.
                 Fax: 908-277-6808
The Bank:        Fleet Bank, N.A.
                 208 Harristown Road
                 Glen Rock, New Jersey 07452
                 Attn: John P. Cole, Vice President
                 Fax: 201-251-5388
with a copy to:  Windels, Marx, Davis & Ives
                 120 Albany Street Plaza
                 New Brunswick, New Jersey 08901
                 Attn: Howard P. Lakind, Esq.
                 Fax: 908-846-8877

     10.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.

     10.3 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

     10.4 Payment of Expenses; Examination.

          (a) The Borrowers agree to pay or reimburse the Bank for all its costs and expenses (including, without limitation, the reasonable fees and expenses of attorneys for the Bank) incurred in connection with (i) the enforcement or preservation of any rights under this Agreement or any Note or any other Loan Document or any other instrument or agreement entered into in connection herewith or therewith including, without limitation, the reasonable fees and disbursements of attorneys for the Bank; (ii) any claim or action threatened, made or brought against the Bank arising out of or relating to any extent to this Agreement, the Security Agreement, any Note or Loan Documents or any instrument or agreement entered into in connection with the transactions contemplated hereby or thereby; (iii) the perfection of any security interest in the Collateral or in the maintenance of the Collateral; (iv) any amendment or modification of any Loan Document; (v) the payment of any tax, assessment, recording fee or similar charge; (vi) any waiver of any right of the Bank under any Loan Document and (vii) the reasonable fees and disbursements of any counsel to the Bank incurred after the date hereof in connection with the transactions contemplated by this Agreement (except for the Deficiency Note).

          (b) The Borrowers agree that at any time and from time to time the Bank may conduct, an examination of the Borrowers' books and records. The obligations set forth in this Section 10.4 shall be in addition to any other obligations or liabilities of the Borrowers to the Bank hereunder or at common law or otherwise. The provisions of this Section 10.4 shall survive the payment of the Notes and the termination of this Agreement.

     10.5 WAIVER OF JURY TRIAL, SET-OFF AND COUNTERCLAIM. EACH BORROWER AND THE BANK IN ANY LITIGATION (WHETHER OR NOT ARISING OUT OF OR RELATING TO THIS AGREEMENT) IN WHICH THEY SHALL BE ADVERSE PARTIES WAIVE THE RIGHT OF TRIAL BY JURY AND EACH BORROWER WAIVES THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY KIND OR DESCRIPTION IN ANY SUCH LITIGATION.

     10.6 WAIVER OF AUTOMATIC STAY. EACH BORROWER AGREES THAT, IN THE EVENT THAT ANY BORROWERS, SHALL (i) FILE WITH ANY BANKRUPTCY COURT OF COMPETENT JURISDICTION OR BE THE SUBJECT OF ANY PETITION UNDER TITLE 11 OF THE U.S. CODE, AS AMENDED ("BANKRUPTCY CODE"), (ii) BE THE SUBJECT OF ANY ORDER FOR RELIEF ISSUED UNDER THE BANKRUPTCY CODE, (iii) FILE OR BE THE SUBJECT OF ANY PETITION SEEKING ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR OTHER RELIEF FOR DEBTORS, (iv) HAVE SOUGHT OR CONSENTED TO OR ACQUIESCED IN THE APPOINTMENT OF ANY TRUSTEE, RECEIVER, CONSERVATOR, OR LIQUIDATOR, OR (v) BE THE SUBJECT OF ANY ORDER, JUDGMENT, OR DECREE ENTERED BY ANY COURT OF COMPETENT JURISDICTION APPROVING A PETITION FILED AGAINST SUCH PARTY FOR ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR RELIEF FOR DEBTORS, THE BANK SHALL THEREUPON BE ENTITLED AND EACH BORROWER IRREVOCABLY CONSENT TO IMMEDIATE AND UNCONDITIONAL RELIEF FROM ANY AUTOMATIC STAY IMPOSED BY SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO THE BANK AS PROVIDED FOR HEREIN, IN ANY NOTE, OTHER LOAN DOCUMENTS DELIVERED IN CONNECTION HEREWITH AND AS OTHERWISE PROVIDED BY LAW, AND EACH BORROWER HEREBY IRREVOCABLY WAIVE ANY RIGHT TO OBJECT TO SUCH RELIEF AND WILL NOT CONTEST ANY MOTION BY THE

BANK SEEKING RELIEF FROM THE AUTOMATIC STAY AND THE BORROWERS WILL COOPERATE WITH THE BANK, IN ANY MANNER REQUESTED BY THE BANK, IN ITS EFFORTS TO OBTAIN RELIEF FROM ANY SUCH STAY OR OTHER PROHIBITION.

     10.7 LIMITATION OF LIABILITY. NO CLAIM MAY BE MADE BY ANY BORROWER, ANY SPECIFIED PERSON, OR ANY OTHER PERSON AGAINST THE BANK OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OF THE BANK FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR, TO THE FULLEST EXTENT PERMITTED BY LAW, FOR ANY PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT, STATUTORY LIABILITY, OR ANY OTHER GROUND) BASED ON, ARISING OUT OF OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH BORROWER (FOR THEMSELVES AND ON BEHALF OF EACH SPECIFIED PERSON) HEREBY WAIVES, RELEASES AND AGREES NEVER TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM NOW EXISTS OR HEREAFTER ARISES AND WHETHER OR NOT IT IS NOW KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

     10.8 Modification and Waiver. No modification or waiver of, or with respect to any provision of this Agreement or any document or instrument delivered in connection therewith shall be effective unless and until it shall be in writing and signed by the Bank, and then such modification or waiver shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

     10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Borrower, the Bank, all future holders of the Note and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights under this Agreement without the prior written consent of the Bank. The term "Bank" as used herein shall be deemed to include the Bank and its successors, endorsees and assigns.

     10.10 Governing Law; Consent to Jurisdiction. This Agreement, the Notes and any documents and instruments delivered in connection herewith and therewith and the rights and duties of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New Jersey and each Borrower consents to the jurisdiction of the courts of the State of New Jersey in any action brought to enforce any rights of the Bank under this Agreement and any document or instrument related hereto.

     10.11 Entire Agreement. This Agreement and any other agreements, documents and instruments executed and delivered pursuant to or in connection with the Obligations contain the entire agreement between the parties relating to the subject matter hereof and thereof. Each Borrower expressly acknowledges that the Bank has not made and such Borrower is not relying on any oral representations, agreements or commitments of the Bank or any officer, employee, agent or representative thereof.

     10.12 Interest Adjustment. Notwithstanding anything to the contrary contained in this Agreement or any Note, the rate of interest payable on any Note shall never exceed the maximum rate of interest permitted under applicable law. If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by the Bank is that which would have been received by the Bank except for the operation of the first sentence of this Section 10.12.

     10.13 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

     10.14 Severability of Provisions. Any provision of this Agreement or any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     10.15 Headings. Section and paragraph headings in this Agreement and the Loan Documents are included in this Agreement and the Loan Documents for the convenience of reference only and shall not constitute a part of the application of this Agreement and such Loan Documents for any other purpose.

     10.16 Joint and Several Liability. The liabilities of the Borrowers' under this Agreement shall be joint and several.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New Brunswick, New Jersey by their proper and duly authorized officer as of the day and year first above written.

Attest:                                          THE FRESH JUICE COMPANY, INC.

/s/ MARK FELDMAN                                 By: /s/ STEVE M. BOGEN
---------------------------------------------        -----------------------------------------
Name: Mark Feldman                                   Name: Steven M. Bogen
Title: Assistant Secretary                           Title: Chief Executive Officer

Attest:                                          THE FRESH JUICE COMPANY OF FLORIDA, INC.

/s/ MARK FELDMAN                                 By: /s/ STEVEN M. BOGEN
---------------------------------------------        -----------------------------------------
Name: Mark Feldman                                   Name: Steven M. Bogen
Title: Assistant Secretary                           Title: Vice President

Attest:                                          THE FRESH JUICE COMPANY OF NEW YORK, INC.

/s/ MARK FELDMAN                                 By: /s/ STEVEN M. BOGEN
---------------------------------------------        -----------------------------------------
Name: Mark Feldman                                   Name: Steven M. Bogen
Title: Assistant Secretary                           Title: Chief Executive Officer

                                                 FLEET BANK, N.A.

                                                 By: /s/ JOHN P. COLE
                                                     -----------------------------------------
                                                     Name: John P. Cole
                                                     Title: Vice President

                                                                       EXHIBIT A

                         FORM OF REVOLVING CREDIT NOTE

2,500,000                                              New Brunswick, New Jersey
                                                                  August 5, 1996

     THE FRESH JUICE COMPANY, INC., a Delaware corporation, THE FRESH JUICE COMPANY OF FLORIDA, INC., a Florida corporation, and THE FRESH JUICE COMPANY OF NEW YORK, INC., a New Jersey corporation, each having its chief executive office at c/o The Fresh Juice Company, Inc., 35 Walnut Avenue, Clark, New Jersey 07066 (collectively, the "Borrowers"), for value received, hereby jointly and severally promise to pay to the order of FLEET BANK, N.A.. (the "Bank") on August 5, 1998, at the office of the Bank specified in Section 10.1 of the Loan Agreement dated as of August 5, 1996, between the Borrowers and the Bank, as amended from time to time (as so amended, the "Agreement"; terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America and in immediately available funds, the principal amount of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000) or, if less than such principal amount, the aggregate principal amount of all Revolving Credit Loans made by the Bank to the Borrowers pursuant to Section 2.1 of the Agreement. The Borrowers further promise to pay interest in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Borrowers pursuant to the terms of Section 2 of the Agreement. Interest shall be computed on the basis of a 360-day year for the actual days elapsed and shall be payable as provided in the Agreement.

     The amount of each Revolving Credit Loan and each payment of principal and interest received by the Bank for the account of the Revolving Credit Loans shall be evidenced by the Bank's records, which shall be presumptive as to the outstanding balance of the Revolving Credit Loans and interest thereon. After the stated or any accelerated maturity hereof, this Note shall bear interest at a rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under any applicable law. If Borrowers shall fail to make payment of any installment of principal or interest within fifteen (15) calendar days after the date when due, the Borrowers shall pay to the Bank a late charge of three (3%) percent of the amount so overdue in order to defray part of the expense incident to handling such delinquent payment or payments.

     This Note is the Revolving Credit Note referred to in the Agreement, and is entitled to the benefits thereof and may be prepaid, and is required to be prepaid, in whole or in part (subject to the indemnity provided in the Agreement) as provided therein. This Note is secured by the Collateral described in the Security Agreements.

     Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.

     This Note shall be construed in accordance with and governed by the laws of the State of New Jersey.

                                          THE FRESH JUICE COMPANY, INC.

                                          By:
                                            ------------------------------------
                                            Name: Steven M. Bogen
                                            Title: Chief Executive Officer

                                          THE FRESH JUICE COMPANY OF
                                          FLORIDA, INC.

                                          By:
                                            ------------------------------------
                                            Name: Steven M. Bogen
                                            Title: Vice President

                                          THE FRESH JUICE COMPANY OF NEW YORK,
                                          INC.

                                          By:
                                            ------------------------------------
                                            Name: Steven M. Bogen
                                            Title: Chief Executive Officer

                                                                       EXHIBIT B

                               FORM OF TERM NOTE

$1,100,000                                             New Brunswick, New Jersey
                                                                  August 5, 1996

     THE FRESH JUICE COMPANY, INC., a Delaware corporation, THE FRESH JUICE COMPANY OF FLORIDA, INC., a Florida corporation, and THE FRESH JUICE COMPANY OF NEW YORK, INC., a New Jersey corporation, each having its chief executive office at c/o The Fresh Juice Company, Inc., 35 Walnut Avenue, Clark, New Jersey 07066 (collectively, the "Borrowers"), for value received, hereby jointly and severally promise to pay to the order of FLEET BANK, N.A. (the "Bank") at its office specified in Section 10.1 of the Loan Agreement dated as of August 5, 1996 between the Borrowers and the Bank, as amended from time to time (as so amended, the "Agreement"; terms defined in the Agreement shall have their defined meanings when used in this Note) in lawful money of the United States of America and in immediately available funds, the principal amount of ONE MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,100,000) payable in sixty (60) consecutive monthly installments in the amount of $18,333.33 each, payable on the 1st day of each monthly commencing April 1, 1997 until March 1, 2002, when the entire unpaid principal balance of this Term Note, together with all interest accrued and unpaid, shall be paid in full. The Borrowers further promise to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding (computed on the basis of a 360 day year for actual days elapsed) at an annual rate as selected by the Borrowers pursuant to the terms of Section 2 of the Agreement. Interest shall be payable as provided in the Agreement. Whenever the entire unpaid principal amount of this Note becomes due and payable (whether at the stated maturity hereof, by acceleration or otherwise) interest hereon shall thereafter be payable on demand at a rate as set forth in the Agreement, but in no event in excess of the maximum rate of interest permitted under any applicable law. If Borrowers shall fail to make payment of any installment of principal or interest within fifteen (15) calendar days after the date when due, the Borrowers shall pay to the Bank a late charge of three (3%) percent of the amount so overdue in order to defray part of the expense incident to handling such delinquent payment or payments.

     This Note is the Term Note referred to in the Agreement, and is entitled to the benefits and subject to the terms thereof and may be prepaid in whole or in part (subject to the indemnity provided in the Agreement) as provided therein. This Note is secured by the Collateral described in the Security Agreements.

     Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid under the Note may be declared immediately due and payable as provided in the Agreement.

     This Note shall be construed in accordance with and governed by the laws of the State of New Jersey.

                                          THE FRESH JUICE COMPANY, INC.

                                          By:

                                            ------------------------------------
                                            Name: Steven M. Bogen
                                            Title: Chief Executive Officer

                                          THE FRESH JUICE COMPANY OF
                                          FLORIDA, INC.

                                          By:

                                            ------------------------------------
                                            Name: Steven M. Bogen
                                            Title: Vice President

                                          THE FRESH JUICE COMPANY OF
                                          NEW YORK, INC.

                                          By:

                                            ------------------------------------
                                            Name: Steven M. Bogen
                                            Title: Chief Executive Officer

                                                                       EXHIBIT C

                           BORROWING BASE CERTIFICATE

                                       28